PROMISSORY NOTE

$1,000,000.00	January , 2006

For value received, Axion Battery Products, Inc., a Pennsylvania corporation ("Maker"), promises to pay to the order of Robert Averill, an individual ("Payee"), as designated herein or at such other place as the legal holder shall designate in writing, the principal sum of One Million Dollars ($1,000,000.00), together with interest at the rate of ten percent (10%) per annum on the principal balance from the date hereof.

Principal and interest are payable as follows:

1. Twelve (12) equal monthly installments of interest on the principal balance of $1,000,000.00 in the amount of Eight Thousand Three Hundred Thirty Three and 34/100ths Dollars ($8,333.34), commencing on the first banking day of February 2006 by wire transfer to an account designated by Payee and continuing on the first banking day of each and every subsequent eleven calendar months. The first monthly payment will include prorated interest for the month of January 2006 that has accrued from the date of this Promissory Note.

2. The entire unpaid balance of principal and accrued interest shall be due and payable on or before the first banking day of February 2007.

3. Interest and all or any portion of the unpaid principal balance may be prepaid at any time without penalty, provided, however, that any payment must be in an amount not less than $200,000. All payments shall first be applied to accrued interest with the balance of each payment to be applied against the unpaid principal balance.

This Promissory Note is secured by a Security Agreement of this same date executed by Maker, as Debtor, and Payee, as Secured Party.

If a default occurs under the terms of this Promissory Note, the Maker agrees to pay all costs, including reasonable attorneys' fees, incurred in the collection of any unpaid amounts. The Maker waives presentment for payment, demand, notice, protest, notice of protest, diligence, and non-payment of this Promissory Note, and all defenses on the ground of any extension of time for payment that may be given by the holder to them.

AXION BATTERY PRODUCTS, INC., a Pennsylvania corporation

By_________________________________
President